Exhibit 21
ATMI, INC.
Subsidiaries

Entity	State or Jurisdiction of Incorporation or Organization
Advanced Technology Materials, Inc.	Delaware
ATMI Ecosys Corporation	California
ATMI Materials, Inc.	Texas
ATMI Korea Co., Ltd.	South Korea
ATMI Packaging, Inc.	Minnesota
ATMI International Holdings, Inc.	Delaware
ATMI Taiwan Holdings, Inc.	Delaware
ATMI Belgium Holdings, Inc.	Delaware
ATMI Belgium, LLC	Delaware
ATMI BVBA	Belgium
ATMI International Trading Co., Ltd.	China
ATMI Clean Technologies (Shanghai) Co,. Ltd	China
ATMI Semiconductor New Materials (Xi’an) Co., Ltd	China
ATMI Malaysia SDN.BHD.	Malaysia
ATMI Japan KK	Japan
ATMI Taiwan Co., Ltd.	Taiwan
ATMI GmbH	Germany
ATMI PTE Ltd	Singapore
ATMI SARL	Luxembourg
Artelis, S.A.	Belgium